Exhibit 10.32

LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of January 5, 2007 (“Effective Date”), is between NovaDel Pharma, Inc., a Delaware corporation located at 25 Minneakoning Road, Flemington, NJ, 08822 USA (“Licensor”), and Kwang Dong Pharmaceuticals, a corporation duly organized and existing under the laws of the Republic of Korea, located at 157-27, Samseong-Dong, Gangnam-Gu, Seoul, 135-526, Korea, (“Licensee”).

WHEREAS, Licensor is the owner of certain technologies, know-how and/or patent rights relating to ondansetron oral spray;

WHEREAS, Licensee desires to obtain the right and license to use and exploit the above- referenced technologies, know-how and patent rights for the purpose of making and commercializing an ondansetron oral spray product; and

WHEREAS, Licensor is willing to grant Licensee such a license pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” means any legal entity directly or indirectly controlling, controlled by or under common control with a party. For purposes of this Agreement, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity or the right to direct the policy decisions of a legal entity.

1.2 “Licensed Product” means an ondansetron oral spray composition, dosage form, or method of treatment (i) the manufacture, use or sale of which is covered by one or more claims of a Licensor Patent; or (ii) which is made or used, at least in part, utilizing Licensor Know-How.

1.3 “Field” means the making and selling of ondansetron oral spray as an anti-emetic for human use.

1.4 “Licensor Know-How” means Licensor’s or any of its Affiliates’ trade secrets, information and know-how including, without limitation, non-patented proprietary information, inventions, developments, discoveries, techniques, formulations, designs, materials, processes,

1.5 manufactures, procedures, works of authorship, compositions of matter or methods of use (whether or not patentable or copyrightable) that is now owned, licensed or controlled or hereafter acquired, developed, owned, licensed or controlled by Licensor or any of its Affiliates during the term of this Agreement and related to the inventions claimed by the Licensor Patents or related to Licensor’s clinical studies or regulatory filings.

1.6 “Licensor Patents” means the South Korea Patent Applications listed on Exhibit 1 and any extensions, including patent applications filed as, or patents issuing from, any continuation, divisional, re-issue, or continuation-in-part application relating to any of the patents or applications on Exhibit 1.

1.7 “Licensor Technology” means, collectively, the Licensor Patents and Licensor Know-How.

1.8 “Net Sales” means the gross amounts billed to third parties, by Licensee or its Affiliates, or in connection with the sale, use or other disposition of a Licensed Product, less (i) any allowances actually made and taken for returns; (ii) shipping and insurance costs actually paid; (iii) cash discounts and promotional allowances actually allowed in amounts and for purposes customary in the trade; and (iv) sales, use, value added and excise taxes and shipping charges incurred in connection with any such sale, use or other disposition.  With respect to any revenues received in currencies other than U.S. Dollars, all aggregate amounts shall be converted into U.S. Dollars in accordance with U.S. generally accepted accounting principles, and reported in U.S. Dollars at the point of calculation of Net Sales for the purpose of Royalty payment.  In the event a Licensed Product is sold or otherwise disposed of in combination with other apparatus or products, or in any other combination, and the Licensed Product is not sold or otherwise disposed of separately and no list price exists for the Licensed Product, the Net Sales of the Licensed Product shall be determined by multiplying the aggregate selling price of the combination by a fraction the numerator of which shall be the cash consideration Licensee would realize from an unaffiliated buyer for the Licensed Product in an arm’s length sale of an identical item sold at the same time and place and in the same quantity (“Fair Market Value”) and the denominator of which shall be the actual cost for the total combination, as determined by generally accepted accounting principals consistently applied, in the quarter of the sale.  In the event that both the Licensed Product and other product have separate list prices but are being sold or otherwise disposed of at a combination price which is less than the total of the separate list prices, then the Net Sales of the Licensed Product shall be determined by multiplying the invoice price charged for the combination by a fraction, the numerator of which is the list price of the Licensed Product and the denominator of which is the sum of the list prices of the Licensed Product and such other products.  In the event that Licensed Products are transferred to Affiliates or other end users or distributors for non-cash consideration or where no invoice is generated, Net Sales of such Licensed Products shall be valued by determining the Fair Market Value of the Licensed Product at the time of transfer.  As used herein, the term “otherwise disposed of” or “other disposition” means any Licensed Product not sold but delivered by Licensee to a third party, regardless of the compensation paid to Licensee, if any.  A Licensed Product will be considered sold or otherwise disposed of on the date it is shipped or invoiced, whichever is earlier.

1.9 “Term” means the last to expire patent which covers the making, use or sale of a Licensed Product within the Territory, or 10 years from the Effective Date whichever is later.

1.10 “Territory” means the country of South Korea.

2. LICENSE; KNOW-HOW DELIVERY.

2.1 Grant.  Subject to the terms, covenants and conditions of this Agreement, Licensor hereby represents and warrants that it has right to license the Licensor Technology, and grants to Licensee an exclusive license and right, under the Licensor Technology, to manufacture, have manufactured, use, import, distribute and sell Licensed Products in the Field in the Territory during the Term.  Notwithstanding the foregoing, Licensor retains the right to license or otherwise exploit other anti-emetic technologies and products in the Territory. Licensor shall provide reasonable cooperation to Licensee, as may be necessary or appropriate to support Licensee’s efforts, in order that Licensee may register such license and right with the relevant authorities in the Territory.

2.2 Non-Transferability of License.  The license granted to Licensee in Section 2.1 is personal and may not be sublicensed, transferred or assigned, except that Licensee has the limited right to grant sublicenses to distributors solely for the purpose of reselling, offering for sale and distributing Licensed Products within the Field and solely within the Territory.

2.3 License Limited to Licensor Technology.  The license granted by Licensor in Section 2.1 is limited to the Licensor Technology.  Under this Agreement, no license is granted or implied under any other patent, know-how, trade secret or other technology or trademark now or hereafter owned or controlled by Licensor or any of its Affiliates.

2.4 Licensee acknowledges and agrees that Licensor is the owner of the Licensor Technology and intellectual property rights of any kind in relation thereto.  Nothing contained in this Agreement shall be effective to give any rights of ownership to the intellectual property owned by Licensor.

3. PAYMENT

3.1 License Fee.  Licensee must pay Licensor one hundred thousand dollars (US$100,000) within fifteen days of the Effective Date.

3.2 Royalty.  In consideration of the license and rights granted to Licensee hereunder, Licensee will pay Licensor a royalty of ten percent (10%) on the Net Sales of Licensed Products during the Term.

3.3 Milestones.  Licensee shall pay Licensor one hundred thousand dollars (US$100,000) within thirty (30) days of the approval by the Korean Food and Drug

3.4 Administration for the sale of the Licensed Product in the Territory. In addition, Licensee shall pay Licensor one hundred thousand dollars (US$100,000) within thirty (30) days of the first commercial sale of the Licensed Product.

3.5 Payment.  All royalties will be payable quarterly and accompanied by the report described in Section 4.1.  All payments to be made hereunder will be made by Licensee in immediately available funds in United States Dollars by check or by wire transfer to an account designated by Licensor for such purposes.  All payments made are non-refundable and non-creditable.

4. REPORTS AND RECORDS

4.1 Reports.  Licensee will deliver to Licensor within forty-five (45) days after the end of each calendar quarter a report setting forth the number and type of Licensed Products sold, the Net Sales figures for such Licensed Products and the amount of Royalties, if any, that are owed to Licensor.

4.2 Records.  During the Term and for a period of one (1) year following the termination or expiration of this Agreement, Licensee will maintain complete and accurate books and records to enable Licensor to verify compliance with Section 3 and confirm whether and in what amount any royalties or milestones are payable under this Agreement.  Upon reasonable prior notice to Licensee, Licensee will grant an independent certified public accountant chosen by Licensor access to all books and records relating to the Net Sales of Licensed Products to enable such accountant to conduct a review or audit of those books and records.  Access to Licensee’s books and records will be permitted during reasonable business hours and be limited to once each calendar year.  Reviews and audits requested by Licensor will be at Licensor’s expense, unless such review or audit reveals an underpayment or nonpayment of royalties of more than 5% in which case Licensee will reimburse Licensor’s reasonable costs of such review or audit.  This paragraph survives the expiration or termination of this Agreement.

5. CONFIDENTIALITY

5.1 Confidentiality.  Licensee agrees to keep confidential and not disclose or transfer to any third party, and will cause its employees, consultants and Affiliates to keep confidential, during the Term any Licensor Know-How or any other proprietary information or material of Licensor that is disclosed or transferred to Licensee, or to any of its employees, consultants or Affiliates, pursuant to or in connection with this Agreement, except to the extent that disclosure or transfer is reasonably required in accordance with the performance of this Agreement, and Licensee hereby agrees to exercise every reasonable precaution to prevent and restrain unauthorized disclosure or use of such confidential information.  Licensee’s nondisclosure obligations herein shall not apply to information that is:  (i) known to Licensee at the time of disclosure as evidenced by written documentation; (ii) or becomes publicly available without the fault of Licensee; (iii) subsequently disclosed to Licensee by a third party not under a secrecy

5.2 obligation to Licensor; (iv) required by law, regulation or action of any governmental agency or authority to be disclosed; or (v) disclosed by Licensee with the prior written consent of Licensor.

6. DISCLAIMERS

6.1 No Representations and Warranties.  LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES (I) OF COMMERCIAL UTILITY; OR (II) OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

6.2 Limitation of Liability.  LICENSOR WILL NOT BE LIABLE TO LICENSEE OR ANY OF ITS SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ARISING FROM LICENSEE’S USE OF THE LICENSOR TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS, INCLUDING ANY LICENSED PRODUCTS PURCHASED FROM LICENSOR’S MANUFACTURER; NEITHER PARTY WILL BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY CLAIM OF LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND. LICENSOR MAKES NO WARRANTY THAT ANY MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS WILL NOT INFRINGE ANY THIRD PARTY INTELLECTUAL PROPERTY, AND MAKES NO WARRANTIES AS TO THE VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENTS.

7. INDEMNIFICATION;

7.1 Licensee Indemnity.  Licensee hereby agrees to indemnify, hold harmless, and defend Licensor and its directors, officers, employees and agents, and Hana Biosciences, Inc and its directors, officers, employees and agents, (Licensor’s U.S.A. licensee and the U.S.A. New Drug Application owner for ondansetron oral spray) (collectively the “Licensor Indemnified Parties”), against any and all claims, proceedings, demands, liability and expenses of any kind, including legal expenses and attorneys fees (collectively, “Claims”), arising out of or in connection with the manufacture, sale, use, consumption, advertisement or other disposition of Licensed Products by Licensee, its Affiliates or any end user, or arising from any breach of any material obligation of Licensee hereunder, other than Claims resulting from the gross negligence or willful misconduct of a Licensor Indemnified Party.  The Parties hereby acknowledge and agree that Hana Biosciences, Inc. is an intended third party beneficiary to Licensee’s obligations under this Section 7.1.

7.2 Licensor Indemnity.  Licensor hereby agrees to indemnify, hold harmless, and defend Licensee, its officers, agents and employees (the “Licensee Indemnified Parties”), against any and all Claims that arise from any breach by Licensor of any material obligation of Licensor hereunder.

7.3 Procedure.  The indemnified party/ies shall give the indemnifying party prompt notice of any claims of third parties as to which it proposes to demand indemnification hereunder.  The indemnifying party shall have the right to assume the good faith defense, compromise or settlement of any such claim (without prejudice to the right of the indemnified party to participate in such defense) at its own expense through attorneys reasonably acceptable to the indemnified party, provided that Licensee shall have no right to deny the validity of any patent included in the Licensor Patents in any compromise or settlement of any claim.  If the indemnifying party does not elect to defend such claim or suit within ten (10) days after having received notice thereof or fails to prosecute its defense diligently, the indemnified party may in its sole discretion defend against such claim or suit at the indemnifying party’s expense.  The indemnified party may thereafter elect to settle such claim or suit or otherwise enter into a compromise with the claimant.

7.4 Limitation on Liability.  Neither party will be liable for any indirect, special, consequential or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

8. INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIAL INFORMATION

8.1 Prosecution.  Licensor shall have the first right to file, prosecute, maintain and enforce patent applications and patents included in the Licensed Patents.  If Licensor elects not to file such a patent application or to allow any such patent application or patent to become abandoned or lapse, it shall give Licensee notice of such election prior to the last date that action must be taken to avoid such abandonment or lapse.  Licensee shall then have the right to request Licensor to commence or continue with the filing, prosecution or maintenance of any such application or patent included in the Licensed Patents in Licensor’s name and expense.  Licensor will consider such request, but retains the rights to grant and to not grant such request at its sole discretion.

8.2 In the event that either party becomes aware of a potential infringement of intellectual property rights relating to the Licensed Products, their formulation, use or process of manufacture, that party shall immediately notify the other party.  Licensor shall have the sole right to determine what conduct, if any, to take in relation to the infringement of any Licensed Patents and Licensee shall, at the request of Licensor, consult, co-operate with and assist Licensor in any such conduct.

8.3 Claimed Infringement.  In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, a Party or any of their respective Affiliates or sublicensees, claiming infringement of its patent rights, trademark or copyrights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the development, manufacture, use or sale of Licensed Products or the Licensed Technology in the Field, such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served.

8.4 Publications.  Licensor has the right to issue a press release announcing the relationship created by this Agreement.  Licensee has the right to review and consent to such press release, such consent not to be unreasonably withheld.  Licensor shall have the right to review all proposed Licensee publications and press releases related to research findings or analyses of the Licensed Products in advance of Licensee providing such publications and releases to any third party.  Licensee shall give Licensor thirty (30) days to review any and all such publications or press releases.  Licensor shall have the right to have Licensee remove any and all Confidential Information or proprietary information of Licensor from such publications or press releases prior to disclosure to any third party.

9. ADDITIONAL ITEMS

9.1 Manufacturing.  Under the license granted herein, Licensee may have the Licensed Product manufactured by any party including itself, but in the case that Licensee wishes to use Licensor’s manufacturer (currently Ferring Pharmaceuticals of Sweden), Licensor consents to such use under the following conditions:

9.1.1 Licensee must negotiate its own agreement directly with such manufacturer;

9.1.2 Licensor makes no warranties that manufacturer will enter into any agreement with Licensee nor that any pricing will be satisfactory to Licensee;

9.2 Regulatory. Licensee shall be responsible for all regulatory submissions and other licensing and governmental approvals necessary to commercialize the Licensed Products in the Territory.  Furthermore, if any additional clinical studies or any other expenses are incurred or required to commercialize the Licensed Products, Licensee shall bear all such costs alone.

9.3 Diligence.  Licensee agrees to meet the diligence milestones listed in Exhibit 2 by the dates listed in Exhibit 2.  Failure to meet such diligence milestones is considered a material breach of this Agreement and cause for the immediate termination of this Agreement, subject to the cure requirements of section 10.2.1. In addition, Licensee shall provide to Licensor periodic reports on the status of the research and development (including progress toward achieving the Milestones) of Licensed Product conducted during the Research Program. These reports must include all raw data for such research, development, preclinical and clinical data generated during the development of Licensed Product (“Generated Data”), except to the extent that this would be inconsistent with the confidentiality of patient data and/or the integrity of study data. Such reports must be provided to Licensor upon request, but in no event less than once per quarter (where reasonable this info can be added to the reports due under section 4.1 unless the situation dictates a more frequent report). Licensor will have the right to use data provided by Licensee pursuant to this paragraph in any way it sees fit, including but not limited to, including it in its own regulatory filings, subject to (i) advance notification of the same to Licensee and (ii) where data is to be disclosed to third parties, that such third parties have entered into written obligations of confidentiality with Licensor which are at least as onerous as is set out in this

9.4 Agreement. Licensee must notify Licensor within one business day of the recognition of any adverse events reported among the participants in any clinical studies being conducted by or on behalf of Licensee with the Licensed Products.

9.5 Registration Dossiers and Hana Bioscience’s Cooperation.  Within a reasonable time after signing of this Agreement,

9.5.1 Licensor shall provide Licensee with all the confidential and proprietary registration dossiers and/or materials submitted to FDA to obtain governmental approvals in the US, and the necessary Certificates required for registration of Licensed Product in the Territory.  All such information will be provided “as is” and Licensor makes no warranties as to its fitness for any particular purpose. Notwithstanding the preceding, if any changes or edits to the registration dossiers are required by the US FDA, Licensor shall give copies of the documents filed with the US FDA containing the edits or changes to Licensee as soon as reasonably possible.

9.5.2 Licensor shall obtain consent from Hana Biosciences, Inc that Hana Biosciences, Inc allows Licensee to purchase and import Licensed Product with US packaging into the Territory from Hana Biosciences’s contract manufacturer.

9.6 It shall be the responsibility of Licensee to follow all procedures and take all actions which are necessary or required for agreements of this type by the laws, treaties or regulations applicable in the country in which it is developing, manufacturing, selling, using or manufacturing or marketing any Licensed Product .

9.7 It is further agreed that neither party shall be obligated to carry out or perform any or all of the terms of this Agreement as shall constitute a violation of any treaty, law, code or regulation of any governmental authority whether local, national or international. In any event, the other terms of this Agreement shall nevertheless continue and the Parties shall use all reasonable efforts to re-negotiate this Agreement so that the performance of this Agreement as so amended will not involve any such violation.

10. TERM AND TERMINATION

10.1 Term.  This Agreement and the license granted hereunder will terminate at the expiration of the Term.

10.2 Termination. Each party has the right to terminate this Agreement:

10.2.1 if the other fails to make any payment due and owing, or commits a breach of any material provision of this Agreement and fails to make such payment or remedy such breach within sixty (60) days after receiving written notice of such default or breach, or

10.2.2 if any proceeding is instituted by or against a party seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or taking any action to authorize any of the foregoing or similar actions.

10.3 Rights After Termination. Termination or expiration of this Agreement does not release either party from any obligation previously accrued. In the event of termination of this Agreement for other than a breach by Licensee, Licensee will have the right to complete all contracts executed prior to the date of termination for the sale of Licensed Products, provided that all such sales are completed within four (4) months after the date of termination.

10.4 Remedies. The right of either party to terminate under this Section 10 will not be an exclusive remedy, and either party will be entitled, if the circumstances warrant, alternatively or cumulatively, to seek damages for breach of this Agreement, to seek an order requiring performance of the obligations of this Agreement, or to seek any other legally available remedy.

11. GENERAL PROVISIONS

11.1 Assignment. This Agreement may not be transferred or assigned by either party except with the prior written consent of the other party, except that either party may assign this Agreement to its Affiliate or to any party acquiring all or substantially all of the assets and business relating to this Agreement upon written notice to the other party. Any assignment in violation hereof is void.

11.2 Notice of Infringement. Licensee agrees to notify Licensor promptly of any actual, suspect or threatened infringement of Licensor Patents that may come to its attention.

11.3 Disputes. In the event of any dispute arising out of or relating to this Agreement the parties agree to first negotiate in good faith to reach a commercially reasonable settlement. Failing a satisfactory resolution of such dispute within sixty (60) days, and in the event one of the parties wishes to litigate the matter, the courts of competent jurisdiction in the State of New Jersey, USA will have exclusive jurisdiction.

11.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.5 Amendment; Waiver. This Agreement may be amended, and any provision of this Agreement may be waived only if such amendment or waiver is set forth in writing executed by

11.6 the parties hereto. No course of dealing between the parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party.

11.7 Severability. The provisions of this Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

11.8 Relationship of the Parties. The relationship of the parties shall be that of independent contractors.  Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, or to represent the other party as agent, employee, or in any other capacity, except as specifically provided herein.

11.9 Headings. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

11.11 Survival. The provisions of sections 3, 4.2, 5, 6, 7.1-7.4, 8.3, 9, 10.3 and 10.4 will survive any termination or expiration of this Agreement.

11.12 Notices. All notices and other communications required under this Agreement will be in writing and if by mail, by overnight mail (e.g. Federal Express), and shall be effective when delivered to the addressee at the address listed below or such other address as a party may designate in a notice actually received by the addressee.

11.13 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, USA.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

LICENSOR		LICENSEE
NovaDel Pharma Inc.		Kwang Dong Pharmaceuticals
23 Minneakoning Road		157-27, Samseong-Dong, Gangnam-Gu
Flemington, New Jersey 08822		Seoul, 135-526, Korea
USA

By:	/s/ Jan H. Egberts	By:	/s/ Soo Boo Choi
Name:	Jan H. Egberts, M.D.	Name:	Soo Boo Choi
Title:	President & CEO	Title:	Chairman